UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 8, 2006 (March 8, 2006)

VERILINK CORPORATION
 (Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150
CENTENNIAL, CO 80112-3833
 (Address of principal executive offices / Zip Code)

303.968.3000
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Each of the holders of the senior secured convertible notes (the “Senior Notes”) of Verilink Corporation (the “Company”) has agreed to extend the due date for the special installment payments due thereunder to March 10, 2006 in order to finalize proposed amendments of the Senior Notes and related documents.  The proposed amendments would , among other things, waive the special installment payment requirement arising from the Company’s targeted working capital deficiency (as defined in the Senior Notes) amount as of December 30, 2005, reduce future quarterly installment payments and provide that quarterly installments are to be paid in cash, reduce the conversion price of the Senior Notes and related warrants, increase the interest rate on the Senior Notes, eliminate the holders’ additional investment rights to purchase up to an additional $5 million of senior secured convertible notes, and provide for the issuance of additional warrants.

The proposed amendments have been negotiated with the largest holder of the Senior Notes, and the Company believes it is in the final stages of completing the proposed amendments. However, the amendments are subject to the approval of all the holders of the Senior Notes, and accordingly no assurance can be given that such amendments will be completed.

As previously reported on Form 8-K reports filed by the Company on February 6 and 7, 2006, the holders of the Senior Notes have exercised their rights to require the Company to make a total of $2.61 million in special installment payments.   The due date for these special installment payments was previously extended to March 8, 2006.

The extensions were executed as of March 8, 2006.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

See Item 1.01 above, which supplements Item 2.04 of the Form 8-K reports filed by the Company on February 6 and 7, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: March 8, 2006	By:	/s/ Timothy R. Anderson

Timothy R. Anderson
Vice President and Chief Financial Officer

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